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       STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE - EXHIBIT 11

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
                                                     Sixteen Weeks Ended
                                             February 20,            February 14,
                                                 1994                    1993
                                             ------------            ------------
Primary:
Average shares outstanding                    40,856,711               39,184,004
Net effect of dilutive stock options
  --based on the treasury stock method
  using average market price                     430,606                  992,715
                                              ----------               ----------
  Totals                                      41,287,317               40,176,719
                                              ==========               ==========

Net income before cumulative effect of
  change in accounting principle            $ 14,204,042             $ 12,111,183
Cumulative effect of change in
  accounting for income taxes                  4,468,386
                                              ----------               ----------
Net income                                  $ 18,672,428             $ 12,111,183
                                              ==========               ==========
Earnings per share:
Income before cumulative effect
  of change in accounting principle                $ .34                    $ .30
Cumulative effect of change
  in accounting for income taxes                     .11
                                                     ---                      ---
     Net income                                    $ .45                    $ .30
                                                     ===                      ===

Fully diluted:
   Average shares outstanding                 40,856,711               39,184,004
   Net effect of dilutive stock options
     --based on the treasury stock method
     using the quarter-end market price,
     if higher than average market price         446,464                1,026,699
   Assumed conversion of 8.5% zero coupon
     convertible debentures                    5,223,763                5,224,894
                                              ----------               ----------
       Totals                                 46,526,938               45,435,597
                                              ==========               ==========
   Net income before cumulative effect of
     change in accounting principle         $ 14,204,042             $ 12,111,183
   Add 8.5% zero coupon convertible
     debentures interest, net of income
     taxes                                     1,213,687                1,108,591
                                              ----------               ----------
   Total before cumulative effect of
     change in accounting principle           15,417,729               13,219,774
   Cumulative effect of change in
     accounting for income taxes               4,468,386
                                              ----------               ----------

   Net income                               $ 19,886,115             $ 13,219,774
                                              ==========               ==========

   Earnings per share:
     Income before cumulative effect
       of change in accounting principle           $ .33                    $ .29
     Cumulative effect of change
       in accounting for income taxes                .10
                                                     ---                      ---
          Net income                               $ .43                    $ .29
                                                     ===                      ===
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